Exhibit No. 99.1
News Release

CMC REPORTS FIRST QUARTER OF FISCAL 2026 RESULTS

•First quarter net earnings of $177.3 million, or $1.58 per diluted share and adjusted earnings of $206.2 million, or $1.84 per diluted share
•Consolidated core EBITDA of $316.9 million in the first quarter grew by approximately 52% on a year-over-year basis and resulted in core EBITDA margin of 14.9%
•Capitalized on favorable market conditions across the North American footprint through solid operational execution and enhanced commercial discipline
•Successfully launched several new operational and commercial initiatives under the Transform, Advance, and Grow ("TAG") program; goal of exiting fiscal 2026 at an annualized run-rate EBITDA benefit of $150 million
•Closed acquisitions of CP&P and Foley in December, establishing an important new growth platform in the precast concrete industry by deploying over $2.5 billion of capital
•Renamed Emerging Businesses Group to Construction Solutions Group, which will include precast, to better reflect the business composition of the segment and align with the strategic priorities of the segment and CMC more broadly

Irving, TX - January 8, 2026 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal first quarter ended November 30, 2025.

Peter Matt, President and Chief Executive Officer, commented, "The first quarter marked an exceptional start to 2026 for CMC as we built on the strategic groundwork laid during fiscal 2025 and continued to advance our goal of meaningfully and sustainably enhancing our financial profile and earnings power. Financial results were bolstered by strong operational and commercial execution across our footprint, which allowed CMC to capitalize on constructive market conditions. We also maintained strong momentum in our TAG program, launching key new initiatives aimed at expanding margins and realizing full value for the industry-leading service we provide. This gives us confidence in our ability to reach or exceed our goal of exiting fiscal 2026 at an annualized run-rate EBITDA benefit of $150 million. Finally, we announced, and subsequently completed, acquisitions of two large precast businesses, establishing a highly profitable and scalable new growth platform that positions CMC to create even more value for existing and new customers."

Mr. Matt added, "Looking at our first quarter financial results, we achieved substantial improvement on a year-over-year basis. Performance was supported by a solid domestic market environment for both our North America Steel Group and Construction Solutions Group, characterized by stable demand and expanding margins. Steel products metal margins increased sequentially for the third consecutive quarter, reaching their highest level in nearly three years, and have the potential to move higher based on favorable market dynamics. Based on what we

(CMC First Quarter Fiscal 2026 - 2)

see today, and the developing economic trends that should drive construction activity well into the future, we are excited about the long-term outlook and believe CMC's strategic focus positions us to reap significant benefits."
First quarter net earnings were $177.3 million, or $1.58 per diluted share, on net sales of $2.1 billion, compared to a prior year period net loss of ($175.7) million, or ($1.54) per diluted share, on net sales of $1.9 billion.

During the first quarter of fiscal 2026, the Company recorded net after-tax charges of $28.9 million, related primarily to expenses associated with the acquisitions of Concrete Pipe and Precast, LLC ("CP&P") and Foley Products Company, LLC ("Foley"), as well as an unrealized loss on undesignated commodity hedges. The charges also include interest expense on the judgment amount associated with previously disclosed litigation. The net loss recorded for the prior year period included a net after-tax charge of $265.0 million to reflect a verdict reached in the litigation referenced above. Excluding these charges, first quarter adjusted earnings were $206.2 million, or $1.84 per diluted share, compared to adjusted earnings of $86.9 million, or $0.76 per diluted share, in the prior year period. "Adjusted EBITDA," "core EBITDA," "core EBITDA margin," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

As of November 30, 2025, cash, cash equivalents and restricted cash totaled $3.0 billion and available liquidity was nearly $1.9 billion. During the quarter, CMC repurchased 663,220 shares of common stock valued at $38.9 million in the aggregate. As of November 30, 2025, $166.1 million remained available under the current share repurchase authorization. The cash balance at November 30, 2025 included $2.0 billion in proceeds from an offering of senior notes in November, most of which was earmarked to fund the Company's purchase of Foley. In December, we closed both the CP&P and Foley acquisitions, making payments of approximately $2.5 billion.

On January 5, 2026, the board of directors declared a quarterly dividend of $0.18 per share of CMC common stock payable to stockholders of record on January 19, 2026. The dividend, to be paid on February 2, 2026, marks the 245th consecutive quarterly payment by the Company.

(CMC First Quarter Fiscal 2026 - 3)

Business Segments - Fiscal First Quarter 2026 Review
North America Steel Group product demand remained stable during the quarter with average daily shipments of finished steel products virtually unchanged from both the prior year period and the fourth quarter of fiscal 2025. The pipeline of potential future construction projects remained healthy as indicated by CMC’s downstream bidding activity and the elevated level of the Dodge Momentum Index, which measures the value of projects entering the planning phase. Downstream backlog volumes were up modestly on both a year-over-year and sequential basis, driven by good contract award activity for data center, energy, and public works projects. This expansion occurred despite enhanced commercial selectivity relating to project margin goals and risk profile that has led CMC to decline certain project opportunities. Enhanced commercial discipline has contributed to an emerging price recovery in CMC's downstream backlog as average backlog pricing has trended higher over the last two quarters following an extended period of price contraction. Shipments of merchant products grew compared to the first quarter of fiscal 2025 as CMC increased its ability to serve West Coast customers from its Arizona 2 micro mill.

Margins on steel products maintained an upward trajectory during the quarter, increasing by $53 per ton on a sequential basis. Compared to the fourth quarter of fiscal 2025, the average selling price for steel products improved by $57 per ton, while scrap costs were stable. As a result of solid domestic market dynamics, CMC's average selling price for steel products has increased by over $145 per ton relative to the monthly low reached in early fiscal 2025.

Adjusted EBITDA for the North America Steel Group increased 57.9% to $293.9 million in the first quarter of fiscal 2026 from $186.2 million in the prior year period, driven by higher margins over scrap costs on steel products as well as positive contributions from CMC’s TAG program, partially offset by lower margins over scrap on downstream products. Adjusted EBITDA margin for the North America Steel Group was 17.7%, up from 12.3% in the first quarter of fiscal 2025.

Beginning in the first quarter of fiscal 2026, the former Emerging Businesses Group ("EBG") reporting segment has been renamed Construction Solutions Group ("CSG") to better reflect the business composition and strategic priorities of the segment. This segment includes all businesses previously reported within EBG, and will also include CMC's new precast concrete business beginning in the second quarter of fiscal 2026. The name change has no impact on CMC's reporting structure nor on financial information previously reported.

CSG first quarter net sales of $198.3 million increased by 17.0% compared to the prior year period, while Adjusted EBITDA of $39.6 million was up 74.7% year-over-year, marking the best first quarter results in segment history. Improved profitability was driven primarily by continued strength within CMC's Tensar division, which has benefited from solid demand, enhanced cost efficiency, and targeted commercial initiatives. CMC Construction Services and CMC Impact Metals also contributed to year-over-year EBITDA growth, but those contributions were partially offset by lower results for Performance Reinforcing Steel as compared to the elevated levels of a year ago. Net sales and margins within CMC Construction Services benefited from initiatives to standardize commercial

(CMC First Quarter Fiscal 2026 - 4)

practices and grow store traffic. Indications of future market conditions within CSG remained encouraging with backlogs and quoting activity at healthy levels. Adjusted EBITDA margin of 20.0% was the highest first quarter result on record, improving 6.6 percentage points relative to the prior year period.

Market conditions for the Europe Steel Group softened modestly from the fourth quarter. Demand remained resilient on solid Polish economic growth, which provided outlets for healthy shipping volumes, but average price and margin levels were negatively impacted by import flows. Metal margin declined by $11 per ton sequentially in the first quarter, driven by a $17 per ton decrease in average selling price, which was only partially offset by a $6 per ton reduction in scrap costs. Financial results during the quarter were impacted by annual maintenance outages. The segment continued to benefit from strong management of controllable costs.

Adjusted EBITDA for the Europe Steel Group of $10.9 million in the first quarter of fiscal 2026 was down from $25.8 million in the prior year period, while adjusted EBITDA margin of 4.4% decreased from 12.3% over the same comparison period. The year-over-year decline was driven by a lower CO2 credit, which amounted to $15.6 million during the first quarter of fiscal 2026 compared to $44.1 million received during the first quarter of fiscal 2025. The reduction in the CO2 credit received in the quarter was the result of receiving a portion of the credit during our fourth fiscal quarter of 2025. Excluding this change to the amount of energy cost rebates, adjusted EBITDA improved meaningfully relative to the prior year period as a result of strong shipping volumes and higher metal margins.

Outlook
Mr. Matt said, "We expect consolidated core EBITDA in the second quarter of fiscal 2026 to decline modestly from first quarter levels due to a normal seasonal slowdown within our key markets, the impact of which will be partially offset by the addition of CMC's recently acquired precast businesses. The Company will recognize several acquisition-related expenses during the second quarter, including transaction fees, debt issuance costs, and customary purchase accounting adjustments, each of which will be excluded from Core EBITDA. Segment adjusted EBITDA for our North America Steel Group is anticipated to be lower sequentially due to normal seasonal volume trends and the impact of planned maintenance outages, while steel products metal margin is expected to remain relatively stable. Financial results for the Construction Solutions Group should improve compared to the first quarter of fiscal 2026 with the contribution of the precast business more than offsetting seasonal weakness across the segment's other divisions. Europe Steel Group adjusted EBITDA is expected to be approximately breakeven with margin growth potential later in fiscal 2026 when the Carbon Border Adjustment Mechanism (CBAM) takes full effect."

Mr. Matt added, "The first quarter marked an excellent start to fiscal 2026, and based on where we stand today, CMC is well-positioned to deliver strong results for the remainder of the year. Solid market dynamics, benefits from our TAG program, and effective operational execution are generating momentum in CMC's existing

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businesses, which will be supplemented by an estimated $165 million to $175 million of EBITDA contributions from approximately eight and a half months of ownership of the precast businesses in fiscal 2026. Looking out longer-term, we seek to create significant value for our shareholders by remaining focused on executing our strategic plan, which we expect to deliver meaningful and sustained enhancements to our margins, earnings, cash flow generation, and return on capital."

Conference Call
CMC invites you to listen to a live broadcast of its first quarter fiscal 2026 conference call today, Thursday, January 8, 2026 at 11:00 a.m. ET. Peter Matt, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About CMC
CMC is an innovative solutions provider helping build a stronger, safer and more sustainable world. Today, through an extensive manufacturing network principally located in the U.S. and Central Europe, the Company offers products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support early-stage construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial and energy generation and transmission.

(CMC First Quarter Fiscal 2026 - 6)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to the expected benefits of the CP&P Acquisition and the Foley Acquisition, general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the ability to operate our steel mills at full capacity, particularly during periods of domestic mill start-ups, the future availability and cost of supplies of raw materials and energy for our operations, growth rates in certain reportable segments, product margins within our Construction Solutions Group segment, share repurchases, legal proceedings, construction activity, international trade, the impact of geopolitical conditions, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the anticipated benefits and timeline for execution of our growth plan and initiatives, including our TAG operational and commercial excellence program, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

The Company's forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2025, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of downstream contracts within our vertically integrated steel operations due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of additional steelmaking capacity expected to come online from a number of ongoing electric arc furnace projects in the U.S.; the impact of geopolitical conditions, including political turmoil and volatility, regional conflicts, terrorism and war on the global economy, inflation, energy supplies and raw materials; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG, environmental justice or regulatory initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated

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benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health crises on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third-party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite-lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks, including those related to the Pacific Steel Group litigation and other legal proceedings; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC First Quarter Fiscal 2026 - 8)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended
(in thousands, except per ton amounts)	11/30/2025	8/31/2025	5/31/2025	2/28/2025	11/30/2024
North America Steel Group
Net sales to external customers	$1,661,058	$1,616,078	$1,562,286	$1,386,848	$1,518,637
Adjusted EBITDA	293,906	239,416	179,936	136,954	186,179
Adjusted EBITDA margin	17.7%	14.8%	11.5%	9.9%	12.3%

External tons shipped
Raw materials	384	374	385	312	339
Rebar	544	544	534	503	549
Merchant bar and other	251	244	264	243	241
Steel products	795	788	798	746	790
Downstream products	350	366	355	298	356

Average selling price per ton
Raw materials	$900	$881	$809	$956	$874
Steel products	939	882	859	814	812
Downstream products	1,236	1,214	1,212	1,221	1,259

Cost of raw materials per ton	$648	$649	$617	$713	$677
Cost of ferrous scrap utilized per ton	$318	$314	$360	$338	$323

Steel products metal margin per ton	$621	$568	$499	$476	$489

Construction Solutions Group
Net sales to external customers	$198,277	$221,753	$197,454	$158,864	$169,415
Adjusted EBITDA	39,581	50,630	40,912	23,519	22,660
Adjusted EBITDA margin	20.0%	22.8%	20.7%	14.8%	13.4%

Europe Steel Group
Net sales to external customers	$247,650	$263,294	$247,590	$198,029	$209,407
Adjusted EBITDA	10,929	39,098	3,593	752	25,839
Adjusted EBITDA margin	4.4%	14.8%	1.5%	0.4%	12.3%

External tons shipped
Rebar	119	117	88	100	107
Merchant bar and other	243	257	271	210	206
Steel products	362	374	359	310	313

Average selling price per ton
Steel products	$651	$668	$663	$612	$639

Cost of ferrous scrap utilized per ton	$345	$351	$370	$337	$370

Steel products metal margin per ton	$306	$317	$293	$275	$269

(CMC First Quarter Fiscal 2026 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended
(in thousands)	11/30/2025	8/31/2025	5/31/2025	2/28/2025	11/30/2024
Net sales to external customers
North America Steel Group	$1,661,058	$1,616,078	$1,562,286	$1,386,848	$1,518,637
Construction Solutions Group	198,277	221,753	197,454	158,864	169,415
Europe Steel Group	247,650	263,294	247,590	198,029	209,407
Corporate and Other	13,322	13,393	12,654	10,635	12,143
Total net sales to external customers	$2,120,307	$2,114,518	$2,019,984	$1,754,376	$1,909,602

Adjusted EBITDA
North America Steel Group	$293,906	$239,416	$179,936	$136,954	$186,179
Construction Solutions Group	39,581	50,630	40,912	23,519	22,660
Europe Steel Group	10,929	39,098	3,593	752	25,839
Corporate and Other	(55,848)	(50,716)	(36,952)	(34,852)	(386,245)
Total adjusted EBITDA	$288,568	$278,428	$187,489	$126,373	$(151,567)

(CMC First Quarter Fiscal 2026 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) (UNAUDITED)
	Three Months Ended November 30,
(in thousands, except share and per share data)	2025	2024
Net sales	$2,120,307	$1,909,602
Costs and operating expenses:
Cost of goods sold	1,713,169	1,601,722
Selling, general and administrative expenses	195,620	177,858
Interest expense	24,848	11,322
Litigation expense	3,735	350,000
Net costs and operating expenses	1,937,372	2,140,902
Earnings (loss) before income taxes	182,935	(231,300)
Income tax expense (benefit)	5,653	(55,582)
Net earnings (loss)	$177,282	$(175,718)

Earnings (loss) per share:
Basic	$1.60	$(1.54)
Diluted	1.58	(1.54)

Cash dividends per share	$0.18	$0.18
Average basic shares outstanding	111,068,704	114,053,455
Average diluted shares outstanding	112,252,205	114,053,455

(CMC First Quarter Fiscal 2026 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	November 30, 2025	August 31, 2025
Assets
Current assets:
Cash and cash equivalents	$1,023,038	$1,043,252
Restricted cash	2,009,059	2,652
Accounts receivable (less allowance for doubtful accounts of $4,346 and $3,186)	1,199,746	1,201,680
Inventories, net	951,081	934,310
Prepaid and other current assets	324,367	312,924
Total current assets	5,507,291	3,494,818
Property, plant and equipment, net	2,810,208	2,742,773
Intangible assets, net	204,252	210,815
Goodwill	386,188	386,846
Other noncurrent assets	334,952	336,582
Total assets	$9,242,891	$7,171,834
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$361,419	$358,373
Accrued contingent litigation-related loss	366,007	362,272
Other accrued expenses and payables	457,479	493,879
Current maturities of long-term debt	46,295	44,289
Total current liabilities	1,231,200	1,258,813
Deferred income taxes	175,764	184,645
Other noncurrent liabilities	218,176	225,044
Long-term debt	3,305,262	1,310,006
Total liabilities	4,930,402	2,978,508
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 111,007,693 and 111,189,136 shares	1,290	1,290
Additional paid-in capital	395,375	406,916
Accumulated other comprehensive loss	(27,217)	(25,251)
Retained earnings	4,664,396	4,507,114
Less treasury stock, 18,052,971 and 17,871,528 shares at cost	(721,615)	(697,003)
Stockholders' equity	4,312,229	4,193,066
Stockholders' equity attributable to non-controlling interests	260	260
Total stockholders' equity	4,312,489	4,193,326
Total liabilities and stockholders' equity	$9,242,891	$7,171,834

(CMC First Quarter Fiscal 2026 - 12)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended November 30,
(in thousands)	2025	2024
Cash flows from (used by) operating activities:
Net earnings (loss)	$177,282	$(175,718)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	72,722	70,437
Write-off of committed financing fees	11,563	—
Stock-based compensation	11,236	10,232
Write-down of inventory	2,835	8,950
Unrealized loss (gain) on undesignated commodity hedges	8,063	(2,026)
Unrealized loss (gain) on undesignated foreign exchange hedges	3,867	(2,733)
Deferred income taxes and other long-term taxes	(7,531)	(76,940)
Litigation expense	3,735	350,000
Other	1,878	(185)
Changes in operating assets and liabilities	(81,463)	31,007
Net cash flows from operating activities	204,187	213,024
Cash flows from (used by) investing activities:
Capital expenditures	(125,437)	(118,187)
Proceeds from the sale of property, plant and equipment	324	5,167
Proceeds from insurance	7,619	—
Other	(509)	(467)
Net cash flows used by investing activities	(118,003)	(113,487)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt	2,000,000	—
Repayments of long-term debt	(9,883)	(10,940)
Debt issuance costs	(5,453)	(38)
Committed financing fees	(11,563)	—
Proceeds from accounts receivable facilities	1,919	13,303
Repayments under accounts receivable facilities	(1,919)	(13,303)
Treasury stock acquired	(38,900)	(50,417)
Tax withholdings related to share settlements, net of purchase plans	(14,122)	(19,560)
Dividends	(20,000)	(20,554)
Net cash flows from (used by) financing activities	1,900,079	(101,509)
Effect of exchange rate changes on cash	(70)	(695)
Increase (decrease) in cash and cash equivalents	1,986,193	(2,667)
Cash, restricted cash and cash equivalents at beginning of period	1,045,904	859,555
Cash, restricted cash and cash equivalents at end of period	$3,032,097	$856,888

(CMC First Quarter Fiscal 2026 - 13)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA, core EBITDA margin and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis. Core EBITDA margin is defined as core EBITDA divided by net sales. The adjustment "Settlement of New Markets Tax Credit transactions" represents the recognition of deferred revenue from 2016 and 2017 resulting from the Company’s participation in the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000 during the development of a micro mill, spooler and T-post shop located in eligible zones as determined by the Internal Revenue Service. The adjustment "Litigation expense" represents a provision recorded in the three months ended November 30, 2024 related to the judgment in the Pacific Steel Group litigation and, with respect to subsequent periods, interest expense on the judgment amount. The adjustment “Acquisition and integration related costs” represents nonrecurring fees associated with the CP&P and Foley acquisitions.

During the fourth fiscal quarter of 2025, the Company modified its method of calculating adjusted EBITDA to exclude the impact of unrealized gains and losses on undesignated commodity derivatives. This change was primarily driven by heightened volatility in copper forward markets, which introduced significant non-cash fluctuations unrelated to core operations. By removing this volatility, the revised metric provides a more representative view of operating performance and cash-generating capability. Accordingly, the Company evaluated the impact of this change on prior-period disclosures and has recast adjusted EBITDA, core EBITDA, core EBITDA margin, adjusted earnings and adjusted earnings per diluted share for all periods before August 31, 2025 to conform to this presentation.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives to, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance. We have not reconciled the forward-looking estimates of TAG-related EBITDA benefits to comparable GAAP measures because applicable information for future periods, on which these reconciliations would be based, is not readily available due to uncertainty regarding, and the potential variability of metal margins, U.S. trade policy, cost levels of key production inputs, construction activity and related product demand, etc. Accordingly, reconciliations of the forward-looking estimates of TAG-related EBITDA benefits to net earnings are not available at this time without unreasonable effort.

(CMC First Quarter Fiscal 2026 - 14)

A reconciliation of net earnings (loss) to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended
(in thousands)	11/30/2025	8/31/2025	5/31/2025	2/28/2025	11/30/2024
Net earnings (loss)	$177,282	$151,781	$83,126	$25,473	$(175,718)
Interest expense	24,848	12,145	10,864	11,167	11,322
Income tax expense (benefit)	5,653	41,452	26,386	10,627	(55,582)
Depreciation and amortization	72,722	72,480	72,376	70,584	70,437
Asset impairments	—	3,436	785	386	—
Unrealized (gain) loss on undesignated commodity hedges	8,063	(2,866)	(6,048)	8,136	(2,026)
Adjusted EBITDA	288,568	278,428	187,489	126,373	(151,567)
Non-cash equity compensation	11,236	9,237	9,546	8,038	10,232
Settlement of New Markets Tax Credit transactions	—	—	(2,786)	—	—
Litigation expense	3,735	3,776	3,776	4,720	350,000
Acquisition and integration related costs	13,379	—	—	—	—
Core EBITDA	$316,918	$291,441	$198,025	$139,131	$208,665

Net sales	$2,120,307	$2,114,518	$2,019,984	$1,754,376	$1,909,602
Core EBITDA margin	14.9%	13.8%	9.8%	7.9%	10.9%

A reconciliation of net earnings (loss) to adjusted earnings is provided below:

	Three Months Ended
(in thousands, except per share data)	11/30/2025	8/31/2025	5/31/2025	2/28/2025	11/30/2024
Net earnings (loss)	$177,282	$151,781	$83,126	$25,473	$(175,718)
Asset impairments	—	3,436	785	386	—
Settlement of New Markets Tax Credit transactions	—	—	(2,786)	—	—
Litigation expense	3,735	3,776	3,776	4,720	350,000
Unrealized (gain) loss on undesignated commodity hedges	8,063	(2,866)	(6,048)	8,136	(2,026)
Acquisition, integration and financing related costs	24,942	—	—	—	—
Total adjustments (pre-tax)	$36,740	$4,346	$(4,273)	$13,242	$347,974
Related tax effects on adjustments	(7,846)	(1,162)	765	(2,946)	(85,325)
Adjusted earnings	$206,176	$154,965	$79,618	$35,769	$86,931
Net earnings (loss) per diluted share	$1.58	$1.35	$0.73	$0.22	$(1.54)
Adjusted earnings per diluted share	$1.84	$1.37	$0.70	$0.31	$0.76

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Susan Gerber
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